                                                                       EXHIBIT 4


FINANCIAL STATEMENTS

White River Nahcolite Minerals, Limited Liability Company
Years Ended June 30, 2002 and 2001 and Three Months Ended
September 30, 2002 and 2001 (Unaudited)

            White River Nahcolite Minerals, Limited Liability Company

                              Financial Statements

               Years Ended June 30, 2002 and 2001 and Three Months
                  Ended September 30, 2002 and 2001 (Unaudited)

                                    CONTENTS

Report of Independent Auditors...........................................................................1

Financial Statements

Balance Sheets as of June 30, 2002 and 2001 and
   September 30, 2002 (Unaudited)........................................................................2
Statements of Operations for the Years Ended June 30, 2002 and
   2001 and the Three Months Ended September 30, 2002 and
   2001 (Unaudited)......................................................................................3
Statements of Members' Equity for the Years Ended June 30,
   2002 and 2001 and the Three Months Ended September 30,
   2002 (Unaudited)......................................................................................4
Statements of Cash Flows for the Years Ended June 30, 2002
   and 2001 and the Three Months Ended September 30, 2002
   and 2001 (Unaudited)..................................................................................5
Notes to Financial Statements............................................................................6

                         Report of Independent Auditors

The Board of Directors
White River Nahcolite Minerals,
   Limited Liability Company

We have audited the accompanying balance sheets of White River Nahcolite Minerals, Limited Liability Company (the Company) as of June 30, 2002 and 2001, and the related statements of operations, members' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of White River Nahcolite Minerals, Limited Liability Company at June 30, 2002 and 2001, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.


/s/ Ernst & Young LLP

August 9, 2002, except for
   Note 15, as to which the
   date is January 9, 2003

            White River Nahcolite Minerals, Limited Liability Company

                                 Balance Sheets


                                                                    JUNE 30                SEPTEMBER 30,
                                                             2002             2001              2002
                                                         ------------     ------------     -------------
                                                                                            (Unaudited)
ASSETS
Current assets:
   Cash                                                  $        200     $        200     $         200
   Trade accounts receivable, less
     allowance for doubtful accounts of
     $9,693 at September 30, 2002
     (unaudited), $18,221 at June 30,
     2002, and $343,333 at June 30, 2001                    2,506,728        2,476,198         2,178,539
   Prepaid expenses and other                                      --           19,127                --
   Inventories                                                414,772          490,474           544,295
   Due from IMC Chemicals Inc.                              9,486,883        8,546,532         9,361,759
                                                         ------------     ------------     -------------
Total current assets                                       12,408,583       11,532,531        12,084,793

Property, plant, and equipment, net                        12,072,032       12,328,961        11,408,390
Mineral properties and patents, net                         3,480,377        3,462,924         3,454,112
Other                                                           2,500            5,854             2,500
                                                         ------------     ------------     -------------
Total assets                                             $ 27,963,492     $ 27,330,270     $  26,949,795
                                                         ============     ============     =============

LIABILITIES AND MEMBERS' EQUITY
Current liabilities:
   Current portion of long-term debt                     $         --     $    240,000     $          --
   Accounts payable                                         1,564,651          635,767           876,143
   Accrued expenses                                           323,426          294,710           547,564
   Accrued salaries and wages                                 196,235          165,216           258,431
                                                         ------------     ------------     -------------
Total current liabilities                                   2,084,312        1,335,693         1,682,138

Asset retirement obligation                                        --               --           304,484
Members' payable                                            3,855,500        3,855,500         3,855,500
Members' equity                                            22,023,680       22,139,077        21,107,673
                                                         ------------     ------------     -------------
Total liabilities and members' equity                    $ 27,963,492     $ 27,330,270     $  26,949,795
                                                         ============     ============     =============

See accompanying notes.

            White River Nahcolite Minerals, Limited Liability Company

                            Statements of Operations

                                                                                   THREE MONTHS ENDED
                                              YEAR ENDED JUNE 30                       SEPTEMBER 30
                                             2002              2001              2002              2001
                                         ------------      ------------      ------------      ------------
                                                                                      (Unaudited)
Net sales                                $ 14,797,634      $ 17,371,007      $  3,481,368      $  3,743,826
Cost of sales                              14,906,225        14,600,762         4,168,075         3,698,864
                                         ------------      ------------      ------------      ------------
Gross (loss) profit                          (108,591)        2,770,245          (686,707)           44,962

Selling, general, and administrative
   expenses                                   750,626           800,007           162,437           209,916
                                         ------------      ------------      ------------      ------------
Operating (loss) income                      (859,217)        1,970,238          (849,144)         (164,954)

Other income (expense):
   Interest expense                            (6,806)          (34,245)               --            (4,865)
   Gain on disposal of property,
     plant, and equipment                          --            15,407                --                --
                                         ------------      ------------      ------------      ------------
(Loss) income from continuing                (866,023)        1,951,400          (849,144)         (169,819)
   operations

Cumulative effect of change in
   accounting principle                            --                --          (229,300)               --
                                         ------------      ------------      ------------      ------------
Net (loss) income                        $   (866,023)     $  1,951,400      $ (1,078,444)     $   (169,819)
                                         ============      ============      ============      ============

See accompanying notes.

            White River Nahcolite Minerals, Limited Liability Company

                          Statements of Members' Equity

Balance at June 30, 2000                                                        $19,387,670
Capital contribution                                                                800,007
Net income                                                                        1,951,400
                                                                                -----------
Balance at June 30, 2001                                                         22,139,077
Capital contribution                                                                750,626
Net loss                                                                           (866,023)
                                                                                -----------
Balance at June 30, 2002                                                         22,023,680
Capital contribution (unaudited)                                                    162,437
Net loss (unaudited)                                                             (1,078,444)
                                                                                -----------
Balance at September 30, 2002 (unaudited)                                       $21,107,673
                                                                                ===========


See accompanying notes.

            White River Nahcolite Minerals, Limited Liability Company

                            Statements of Cash Flows

                                                                                          THREE MONTHS ENDED
                                                      YEAR ENDED JUNE 30                      SEPTEMBER 30
                                                    2002              2001              2002              2001
                                                ------------      ------------      ------------      ------------
                                                                                              (Unaudited)
OPERATING ACTIVITIES
Net (loss) income                               $   (866,023)     $  1,951,400      $ (1,078,444)     $   (169,819)
Adjustments to reconcile net (loss) income
   to net cash flows provided by operating
   activities:
     Cumulative effect of change in
       accounting principle                               --                --           229,300                --
     Depreciation and amortization                 2,801,252         2,224,885           765,091           549,813
     Gain on disposal of property, plant,
       and equipment                                      --           (15,407)               --                --
     Changes in operating assets and
       liabilities:
         Trade accounts receivable                   (30,530)          455,247           328,189          (183,066)
         Inventories                                  75,702           (33,058)         (129,523)           44,137
         Due from IMC Chemicals Inc.                (189,725)       (3,949,905)          287,561           198,183
         Other assets                                 22,481            21,181                --             5,256
         Accounts payable                            928,884              (284)         (688,508)          (47,841)
         Accrued expenses and other
            liabilities                               59,735             3,496           286,334           117,492
                                                ------------      ------------      ------------      ------------
Net cash provided by operating activities          2,801,776           657,555                --           514,155

INVESTING ACTIVITIES
Purchases of property, plant, and equipment       (2,423,066)         (375,535)               --          (274,155)
Purchases of mineral properties and patents         (138,710)               --                --                --
Proceeds from sales of property, plant,
   and equipment                                          --            22,000                --                --
                                                ------------      ------------      ------------      ------------
Net cash used in investing activities             (2,561,776)         (353,535)               --          (274,155)

FINANCING ACTIVITIES
Principal payments on long-term debt                (240,000)         (298,106)               --          (240,000)
                                                ------------      ------------      ------------      ------------
Net cash used in financing activities               (240,000)         (298,106)               --          (240,000)
                                                ------------      ------------      ------------      ------------

Net increase in cash                                      --             5,914                --                --
Cash at beginning of period                              200            (5,714)              200               200
                                                ------------      ------------      ------------      ------------
Cash at end of period                           $        200      $        200      $        200      $        200
                                                ============      ============      ============      ============

SUPPLEMENTAL CASH FLOW INFORMATION
Interest paid                                   $      5,449      $      9,300      $         --      $      5,449
                                                ============      ============      ============      ============

See accompanying notes.

            White River Nahcolite Minerals, Limited Liability Company

                          Notes to Financial Statements


1. ORGANIZATION AND MERGER

White River Nahcolite Minerals, Limited Liability Company (White River or the Company) produces and markets a low-cost supply of sodium bicarbonate to the agriculture and food industries. IMC Chemicals Inc. owns 100% of White River through its 100% ownership of each of the following White River members:

  o North American Bicarbonate Company LLC
  o Oldexaer, LLC
  o North American Carbonate Company LLC
  o WRNM Holdings, LLC

IMC Chemicals Inc. is an indirect wholly owned subsidiary of IMC Global Inc.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

INTERIM FINANCIAL STATEMENTS

The Company's balance sheet at September 30, 2002, the statement of members' equity for the three months ended September 30, 2002, and the statements of operations and cash flows for the three months ended September 30, 2002 and 2001 have been prepared in accordance with accounting principles generally accepted in the United States for interim financial statements. The Company believes that such information includes all adjustments necessary to present fairly the financial position, results of operations, and cash flows.

USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts in the financial statements and accompanying notes. Actual results could differ from those estimates.

CASH MANAGEMENT

Under IMC Global Inc.'s cash management program, excess cash of White River is funded to IMC Chemicals Inc. and classified as a short-term receivable in the accompanying balance sheets.

            White River Nahcolite Minerals, Limited Liability Company

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

ALLOCATION OF SHARED SERVICES

IMC Chemicals Inc. provides certain selling, general, and administrative services to White River. Costs of these services are generally allocated based on sales of White River as a percentage of IMC Chemicals Inc. total sales. These costs are recorded as selling, general, and administrative expenses in the accompanying statements of operations and are treated as capital contributions to White River through IMC Chemicals Inc.'s wholly owned members of White River. These costs totaling $750,626 and $800,007 for the years ended June 30, 2002 and 2001, respectively, and $162,437 and $209,916 for the three months ended September 30, 2002 and 2001 (unaudited) are treated as noncash capital contributions in the accompanying statements of cash flows.

INVENTORIES

Inventories consist of sodium bicarbonate which is stated at the lower of production costs or market. Production costs include all identifiable costs of the plant, including depreciation, royalties, and rental on the sodium leases. Inventories also include packaging materials, which are stated at the lower of cost (first-in, first-out cost method) or market.

REVENUE RECOGNITION

Revenue is recognized at the time product is shipped to the customer.

PROPERTY, PLANT, AND EQUIPMENT

Property, plant, and equipment are stated at cost. The costs of replacements or renewals, which improve or extend the life of existing property, are capitalized. Maintenance and repairs are expensed as incurred. Depreciation and amortization are provided on the straight-line method over the following estimated useful lives:

  Buildings and improvements                               25 to 40 years
  Machinery and equipment                                        10 years
  Cavities                                                        5 years
  Well development                                                2 years
  Furniture and fixtures                                         10 years

            White River Nahcolite Minerals, Limited Liability Company

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

INCOME TAXES

White River, as a limited liability corporation, is not separately taxed for federal income tax purposes. Any profit or loss passes through the Company and is included in the taxable income or loss of the individual members; therefore, no taxes have been provided for in the accompanying financial statements.

ENVIRONMENTAL COSTS

Environmental costs are accrued at the time the exposure becomes known and costs can be reasonably estimated. White River does not accrue liabilities for unasserted claims that are not probable of assertion, nor does it provide for environmental cleanup costs, if any, at the end of the useful lives of its facilities because, given the long lives of its mineral properties, it is not practical to estimate such costs.

SHIPPING AND HANDLING FEES AND COSTS

The Company records all shipping and handling costs in cost of sales.

MINERAL PROPERTIES AND PATENTS

Mineral properties include costs associated with the development of the mining and processing facility. Such items include the cost of leases, access road, electric power lines, and well set costs. Mineral properties are amortized using the units of production method. Costs involved in registering, developing, and defending patents related to the solution mining process are capitalized and amortized on a straight-line basis over the life of the patents.

Periodically, the Company reviews the recoverability of intangible assets. The measurement of possible impairment is based primarily on the ability to recover the balance of the intangible assets from expected future operating cash flows on an undiscounted basis.

CONCENTRATION OF CREDIT RISK

The Company sells its products in North America to manufacturers, distributors, and retailers. Financial instruments, which potentially subject the Company to concentrations of credit risk, consist of trade accounts receivable. Generally, the Company does not require security when trade credit is granted to customers. Credit losses are provided for in the Company's financial statements and consistently have been within management's expectations. The Company had sales amounting to approximately 75% and 70% of total sales from three customers for the years ended June 30, 2002 and 2001, respectively, and

            White River Nahcolite Minerals, Limited Liability Company

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

75% and 73% of total sales from three customers for the three months ended September 30, 2002 and 2001, respectively (unaudited). At June 30, 2002 and 2001, approximately 75% and 65%, respectively, of the Company's trade accounts receivable were from these customers. At September 30, 2002, approximately 81% (unaudited) of the Company's trade accounts receivable were from these customers.

3. CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE

Effective July 1, 2002, the Company adopted Financial Accounting Standards Board
(FASB) Statement of Financial Accounting Standards (SFAS) No. 143, Accounting for Asset Retirement Obligations. SFAS No. 143 requires the Company to recognize a liability for legal obligations associated with the retirement of long-lived assets. In addition, when the liability is initially recognized, the asset retirement costs are capitalized by increasing the carrying amount of the related long-lived asset. The adoption of SFAS No. 143 as of July 1, 2002 resulted in a cumulative effect loss adjustment of $229,300. The cumulative affect adjustment is related to depreciation on the asset retirement costs associated with long-lived assets already in service prior to July 1, 2002. The effect of the change on the three months ended September 30, 2002 was to decrease net loss before the cumulative effect of the accounting change by $10,643.

The following are pro forma amounts showing the effects if the accounting change were applied retroactively:

                                                                                THREE MONTHS
                                                                                   ENDED
                                                        YEAR ENDED JUNE 30      SEPTEMBER 30,
                                                         2002         2001          2001
                                                      ----------   ----------   -------------
                                                                                 (Unaudited)
   Net (loss) income                                  $ (902,190)  $1,915,234   $    (178,860)

4. INVENTORIES

Inventories consist of the following:

                                                                JUNE 30             SEPTEMBER 30,
                                                         2002           2001            2002
                                                      ----------     ----------     -------------
                                                                                     (Unaudited)
Raw materials and supplies                            $  226,861     $  211,806     $     202,557
Finished goods                                           187,911        278,668           341,738
                                                      ----------     ----------     -------------
                                                      $  414,772     $  490,474     $     544,295
                                                      ==========     ==========     =============

            White River Nahcolite Minerals, Limited Liability Company

5. PROPERTY, PLANT, AND EQUIPMENT

Property, plant, and equipment consist of the following:

                                                 JUNE 30                SEPTEMBER 30,
                                          2002             2001             2002
                                      ------------     ------------     -------------
                                                                         (Unaudited)
Buildings and improvements            $  9,440,857     $  9,440,857     $   9,440,857
Machinery and equipment                 11,942,599       11,552,506        11,942,599
Cavities                                 3,144,630        3,144,630         3,449,114
Well development                         3,211,443        1,656,058         3,211,443
Furniture and fixtures                      99,907           99,907            99,907
Construction in progress                 1,623,473        1,145,885         1,623,473
                                      ------------     ------------     -------------
                                        29,462,909       27,039,843        29,767,393
Less accumulated depreciation and
  amortization                          17,390,877       14,710,882        18,359,003
                                      ------------     ------------     -------------
                                      $ 12,072,032     $ 12,328,961     $  11,408,390
                                      ============     ============     =============

6. MINERAL PROPERTIES AND PATENTS

Mineral properties and patents consist of the following:


                                           JUNE 30              SEPTEMBER 30,
                                     2002           2001            2002
                                  ----------     ----------     -------------
                                                                 (Unaudited)
Mineral property development      $3,380,204     $3,380,204     $   3,380,204
Mineral leases                       898,652        898,652           898,652
Patents                              142,567          3,857           142,567
                                  ----------     ----------     -------------
                                   4,421,423      4,282,713         4,421,423
Less accumulated amortization        941,046        819,789           967,311
                                  ----------     ----------     -------------
                                  $3,480,377     $3,462,924     $   3,454,112
                                  ==========     ==========     =============

            White River Nahcolite Minerals, Limited Liability Company

7. ACCRUED EXPENSES

Accrued expenses consist of the following:

                                                JUNE 30            SEPTEMBER 30,
                                           2002         2001           2002
                                         --------     --------     -------------
                                                                    (Unaudited)
Accrued property tax                     $109,816     $109,816     $     179,272
Accrued workers' compensation              99,308       79,602            99,308
Accrued rebates                            65,302      105,292           219,984
Accrued other                              49,000           --            49,000
                                         --------     --------     -------------
                                         $323,426     $294,710     $     547,564
                                         ========     ========     =============

8. LONG-TERM DEBT

White River was obligated to repay Local Improvement District Bonds issued to construct an access road to the nahcolite mine facility in western Colorado. This obligation was paid in full during the year ended June 30, 2002.

White River also had a financing agreement for an electrical power line to the nahcolite mine facility. This obligation was paid in full during the year ended June 30, 2001.

9. MEMBERS' PAYABLE

Distributions of available cash to the White River members are determined at such times and in such amounts as management may determine appropriate.

10. EMPLOYEE BENEFIT PLANS

IMC Chemicals Inc. sponsors a defined contribution 401(k) savings plan which covers substantially all employees of White River. White River employees are fully vested upon the start of their employment with the Company. Participants may contribute up to 100% of their eligible compensation on a pre- or after-tax basis, subject to the Internal Revenue Code maximum limitations. White River will match 100% of the first 4% of each participant's deferred compensation. White River also contributes 4% of the employees' eligible annual compensation into the employees' 401(k) accounts. Contributions made by White River amounted to $84,939 and $89,411 for the years ended June 30, 2002 and 2001, respectively, and $25,203 (unaudited) and $22,400 (unaudited) for the three months ended September 30, 2002 and 2001, respectively.

            White River Nahcolite Minerals, Limited Liability Company

11. COMMITMENTS AND CONTINGENCIES

The Company is involved in legal and administrative proceedings and claims of various types from normal business activities. While any litigation contains an element of uncertainty, management, based upon the opinion of the Company's counsel, presently believes that the outcome of each such proceeding or claim which is pending or known to be threatened, or all of them combined, will not have a material adverse effect on the Company's results of operations, financial condition, or liquidity.

LEASES

The Company leases certain property and equipment under noncancelable operating leases for varying periods.

The aggregate minimum annual rentals under lease arrangements are as follows:

      FISCAL YEAR
     -------------
      2003                                       $  340,837
      2004                                          342,277
      2005                                          339,127
      2006                                          323,740
      2007                                          293,040
      Thereafter                                  1,904,760

Rental expense for the years ended June 30, 2002 and 2001 was approximately $351,000 and $398,000, respectively, and for the three months ended September 30, 2002 and 2001 was approximately $88,000 (unaudited) and $100,000 (unaudited), respectively.

ROYALTIES

All of the land used in the Company's operations is owned by the United States government. The Company pays a royalty to the U.S. government of 5% on the sales value of the minerals extracted from government land. The Company holds four leases from the Bureau of Land Management (BLM) covering approximately 8,200 acres. The leases have an expiration of July 1, 2011 with successive ten-year renewal options, provided that sodium bicarbonate is being produced in paying quantities. Total royalty expense was approximately $486,600 and $636,900 for the years ended June 30, 2002 and 2001, respectively, and approximately $88,400 (unaudited) and $114,300 (unaudited) for the three months ended September 30, 2002 and 2001, respectively.

            White River Nahcolite Minerals, Limited Liability Company

11. COMMITMENTS AND CONTINGENCIES (CONTINUED)

PURCHASE COMMITMENT

White River is committed under a contract to purchase a minimum amount of natural gas per day at agreed upon prices. The contract continues through December 2002. The purchase commitment from June 30, 2002 through December 2002 is approximately $400,000.

12. CAVITY AND WELL DEVELOPMENT

Three cavities have not been producing at full capacity since April 2002. The decline in production from these cavities is due to the age of the cavities, lack of boiler capacity, and unplanned repairs necessary to increase production. To satisfy customer needs, the Company began to purchase comparable minerals from a third party in June 2002. Management expects to be at full capacity by October 2002 because the Company has drilled a new cavity 5H, at an estimated cost of approximately $1,470,000, and will be developing another new cavity 6H, at an estimated cost of approximately $943,000. Additionally, the Company is increasing boiler capacity by an additional 50% at an estimated cost of approximately $35,000.

13. ASSET RETIREMENT OBLIGATION

The Company constructs and places into service various mining cavities. The Company is legally required to fill the cavities within two to four years following the end of their useful life. In accordance with SFAS No. 143, the Company recognized the fair value of these liabilities for asset retirement obligations in the amount of $304,484. The Company capitalized these costs as part of the carrying amount of each cavity, which is depreciated on a straight-line basis over five years. The pro forma retirement obligation liability balances as if SFAS No. 143 had been adopted prior to June 30, 2001 are as follows:

                                                            JUNE 30            SEPTEMBER 30,
                                                       2002         2001           2001
                                                     --------     --------     -------------
                                                                                (Unaudited)
Pro forma amounts of liability for asset
  retirement obligation at beginning of
  period                                             $238,903     $229,630     $     238,903
Pro forma amounts of liability for asset
  retirement obligation at end of period              252,820      238,903           246,470

            White River Nahcolite Minerals, Limited Liability Company

14. RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

In June 2001, the FASB issued SFAS No. 141, Business Combinations, effective as of July 1, 2001, and SFAS No. 142, Goodwill and Other Intangible Assets, effective for fiscal years beginning after December 15, 2001. Under the new rules, goodwill and other indefinite lived assets will no longer be amortized but will be subject to annual impairment tests in accordance with SFAS No. 142. The Company adopted the new rules on accounting for goodwill and other indefinite lived assets on July 1, 2002. The adoption did not have a material impact on the Company.

In August 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, effective for fiscal years beginning after December 15, 2001. This new standard supersedes SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, providing one accounting model for the review of asset impairment. SFAS No. 144 retains much of the recognition and measurement provisions of SFAS No. 121, but removes goodwill from its scope. The Company adopted the new rules on July 1, 2002. The adoption did not have a material impact on the Company.

15. SUBSEQUENT EVENT

On January 9, 2003, the Company and its ultimate parent company, IMC Global Inc., signed a definitive agreement to sell the Company's business to AmerAlia, Inc. (AmerAlia) for $20.7 million. AmerAlia will purchase substantially all of the assets and assume substantially all the liabilities related to the business. Assets excluded from the sale include cash and amounts due from affiliated companies. IMC Chemicals Inc. shall continue, for a limited transition period, to provide certain administrative services for the business to AmerAlia. The transaction was completed on February 20, 2003.


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